Exhibit 99.1

SERA PROGNOSTICS REPORTS FOURTH QUARTER 2025 FINANCIAL RESULTS

Salt Lake City – March 18, 2026 – Sera Prognostics Inc., The Pregnancy Company® (Nasdaq: SERA), focused on improving maternal and neonatal health by providing innovative pregnancy biomarker information to doctors and patients, today announced financial results for the fourth quarter and full year ended December 31, 2025.

Key 2025 and Recent Highlights:

Data Generation

•
Published Landmark PRIME Study Demonstrating PreTRM® Blood Test Reduces Earliest Preterm Births and Newborn Complications: In January 2026, the PRIME Study, a randomized controlled trial of 5,018 women, was published in PREGNANCY, the peer-reviewed journal of the Society for Maternal-Fetal Medicine. Key findings from the Study include:
o
56% and 32% fewer babies were born before 32 and 35 weeks, respectively
o
20% fewer babies admitted to the NICU
o
Fewer health complications for newborns (20% reduction in odds of neonatal morbidity)
o
A NICU day was saved for every 4.2 patients screened

•
European Expert Commentary on the PRIME Trial Published in The Journal of Maternal-Fetal & Neonatal Medicine: In March, expert commentary highlighted that current European preterm birth prevention strategies fail to identify most women who deliver preterm and recognizing the PreTRM approach aligned well with European healthcare systems.

Commercial Progress

•
Expanded Commercial Engagement Across Wave 1 and Wave 2 Target States, Representing Nearly Half of U.S. Pregnancies: Advanced discussions underway with 10 commercial and Medicaid payers across 13 states for PreTRM program adoption, including the addition of a new partner program, bringing the total to two active partner programs.
•
Expanded U.S. Commercial Organization: Added six field sales staff and Head of Access in anticipation of PRIME publication building momentum.
•
Advanced Commercialization Preparations for the PreTRM Global Test Across European Markets: Regulatory progress underway toward CE marking and growing clinical validation, including recent European expert commentary recognizing PreTRM as a scalable, cost‑effective approach well suited to publicly funded healthcare systems.

Equity financing

•
Completed Successful Follow-On Financing Extending Cash Runway Through 2028: In February 2025, Sera completed an underwritten public offering of common stock and pre-funded warrants, including the full exercise of the underwriters’ option, generating approximately $57.5 million in gross proceeds before fees and expenses. Net proceeds will support commercial expansion in the U.S., advance preparations for potential EU expansion of the PreTRM Test and fund activities to drive broader market adoption.

Executive Leadership Team and Board of Directors Appointments

•
Strengthened the Leadership Team and Board of Directors:
o
In October 2025, Dr. Tiffany Inglis was appointed as Sera’s Chief Medical Officer. Dr. Inglis brings extensive clinical and payer-side leadership experience, including at Elevance Health and Carelon Health, where she advanced women’s and children’s health programs that improved care access and reduced costs. Her background makes her uniquely suited to support Sera’s next phase of growth.
o
In May 2025, Lee Anderson joined Sera as Chief Commercial Officer. He brings over three decades of leadership across sales, marketing, customer service, and strategic accounts, with a proven ability to accelerate growth in healthcare markets. As Sera moves into full commercialization following the PRIME study publication, he will help drive broader adoption of the PreTRM Test.
o
In March 2025, Sera appointed Jeff Elliott to its Board of Directors. He brings extensive experience in corporate strategy, business operations, analytics, public company finance and commercializing molecular diagnostics. Mr. Elliott’s unique background in growing diagnostics businesses is key to Sera in this critical stage of development.

“2025 marked a pivotal year for Sera as we moved from clinical validation to commercial execution,” said Zhenya Lindgardt, Sera’s President and Chief Executive Officer. “The publication of the landmark PRIME Study delivered strong, peer-reviewed evidence that the PreTRM® Test improves outcomes and reduces costs, creating a compelling value proposition for payers. During the year we expanded engagement across our target states, advanced active discussions with both commercial and Medicaid payers, and invested deliberately in leadership, access and infrastructure to support us as we scale. With a strengthened balance sheet, extending our runway through 2028, we enter 2026 focused on converting this foundation into broader adoption, payer coverage, and measurable impact for the families we serve.”

Fourth Quarter 2025 Financial Results

Fourth quarter 2025 revenue was $10,000 compared to $24,000 for the fourth quarter of 2024.

Total operating expenses were $9.0 million, compared to $9.4 million for the same period in 2024.

Research and development expenses for the fourth quarter of 2025 were $3.2 million, compared to $3.1 million for the fourth quarter of 2024.

Selling, general and administrative expenses for the fourth quarter of 2025 were $5.7 million, compared to $6.3 million for the prior-year period as Sera continued to carefully invest in targeted commercial activities and strategic headcount additions, while building market awareness in preparation for the publication of PRIME study data.

Net loss for the quarter was $7.9 million, compared to $8.6 million for the fourth quarter of 2024 as the Company continued its focus on managing our capital resources ahead of expected revenue expansion in the future.

Full Year 2025 Financial Results

Total full year 2025 revenue was $81,000 compared to $77,000 for full year 2024.

Total operating expenses were $36.6 million, compared to $36.7 million for the same period in 2024.

Research and development expenses for 2025 were $13.2 million, down from $14.7 million for the prior year primarily due to lower clinical study costs following the completion of the pivotal PRIME study and as the Company shifts toward commercialization.

Selling, general and administrative expenses for 2025 were $23.3 million, up from $21.9 million for the prior-year period as Sera continued to carefully invest in targeted commercial activities and strategic headcount additions, while building market awareness ahead of the publication of PRIME study data in January 2026.

Net loss for 2025 was $31.9 million and down from $32.9 million for 2024 as the Company continued its focus on managing our capital resources ahead of expected revenue expansion in the future.

As of December 31, 2025, the Company had cash, cash equivalents, and available-for-sale securities of approximately $95.8 million, which Sera expects to fund the company across significant adoption and commercial milestones through 2028.

Conference Call Information

Sera Prognostics will host a corresponding conference call and live webcast today to discuss fourth quarter and full year 2025 operational highlights, financial results and key topics at 5:00 p.m. Eastern Time. Individuals interested in listening to the conference call may do so by dialing the following:

US domestic callers: (800) 836-8184

International callers: (646) 357-8785

Webcast Registration Link: https://app.webinar.net/rd0XDOVL85p

Live audio of the webcast will be available online from the Investors page of the Company’s website at www.sera.com. The webcast will be archived on the Investors page and will be available for one year.

About Sera Prognostics, Inc.

Sera Prognostics is a leading health diagnostics company dedicated to improving the lives of women and babies through precision pregnancy care. Sera’s mission is to provide early, pivotal pregnancy information to improve the health of mothers and newborns, resulting in reductions in the costs of healthcare delivery. Sera has a robust pipeline of innovative diagnostic tests focused on the early prediction of preterm birth risk and other complications of pregnancy. Sera’s precision medicine PreTRM® Test reports to a physician the individualized risk of spontaneous premature delivery in a pregnancy, enabling earlier proactive interventions in women with higher risk. Sera Prognostics is headquartered in Salt Lake City, Utah.

About Preterm Birth

Preterm birth is defined as any birth before 37 weeks’ gestation and is the leading cause of illness and death in newborns. The 2025 March of Dimes Report Card shows that, for the fourth consecutive year, the United States earned a D+ grade for preterm birth, making the longest stretch of the lowest grade in Report Card history. Prematurity is associated with a significantly increased risk of major long-term medical complications, including learning disabilities, cerebral palsy, chronic respiratory illness, intellectual disability, seizures, and vision and hearing loss, and can generate significant costs throughout the lives of affected children. The annual health care costs to manage short- and long-term complications of prematurity in the United States were estimated to be approximately $25 billion for 2016.

About the PreTRM® Test

The PreTRM® Test is the only broadly validated, commercially available blood-based biomarker test that provides an early, accurate and individualized risk prediction for spontaneous preterm birth in asymptomatic singleton pregnancies. The PreTRM® Test measures and analyzes proteins in the blood that are highly predictive of preterm birth. The PreTRM® Test permits physicians to identify, during the weeks 18 through 20 of pregnancy, which women are at increased risk for preterm birth and its complications, enabling more informed, personalized clinical decisions based on each woman’s individual risk. The PreTRM® Test is ordered by a medical professional.

Sera, Sera Prognostics, the Sera Prognostics logo, The Pregnancy Company, and PreTRM are trademarks or registered trademarks of Sera Prognostics, Inc. in the United States and/or other countries.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the date and time and content of the Company’s quarterly earnings release and conference call; availability of the live audio of the conference call on the Company’s website; the PreTRM approach aligning well with European healthcare systems; advanced discussions with 10 commercial and Medicaid payers across 13 states for PreTRM program adoption; PRIME publication building momentum; CE marking and growing clinical validation in Europe, including recent European expert commentary recognizing PreTRM as a scalable, cost‑effective approach well suited to publicly funded healthcare systems; funding the Company across significant adoption and commercial milestones through 2028; use of proceeds from February 2025 follow-on financing; Mr. Anderson helping to drive broader adoption of the PreTRM Test; expected revenue expansion in the future; and the Company’s strategic directives under the caption “About Sera Prognostics, Inc.” These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: net losses, cash generation, and the potential need to raise more capital; revenues from the PreTRM Test representing substantially all Company revenues to date; the need for broad scientific and market acceptance of the PreTRM Test; a concentrated number of material customers; our ability to introduce new products; potential competition; our proprietary biobank; critical suppliers; estimates of total addressable market opportunity and forecasts of market growth; potential third-party payer coverage and reimbursement; new reimbursement methodologies applicable to the PreTRM Test, including new CPT codes and payment rates for those codes; changes in FDA regulation of laboratory-developed tests; the intellectual property rights protecting our tests and market position; and other factors discussed under the heading “Risk Factors” contained in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Contacts:

Investor Contact

Jennifer Zibuda, Head of Investor Relations

jzibuda@sera.com

+1 (801) 396-8043

Media Contact

Bridget Mahoney at Allison Worldwide

sera@allisonworldwide.com

+1 (716) 868-7505

SERA PROGNOSTICS, INC.

Condensed Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenue	$10	$24	$81	$77
Operating expenses:
Cost of revenue	42	32	164	82
Research and development	3,216	3,139	13,171	14,730
Selling and marketing	1,665	2,264	6,548	5,771
General and administrative	4,041	4,012	16,702	16,129
Total operating expenses	8,964	9,447	36,585	36,712
Loss from operations	(8,954)	(9,423)	(36,504)	(36,635)
Interest expense	(1)	(6)	(9)	(28)
Other income, net	1,074	850	4,585	3,765
Net loss	$(7,881)	$(8,579)	$(31,928)	$(32,898)
Net loss per share, basic and diluted	$(0.16)	$(0.25)	$(0.67)	$(0.99)
Weighted-average shares outstanding, basic and diluted	49,980,210	33,939,458	47,662,078	33,156,936

SERA PROGNOSTICS, INC.

Condensed Balance Sheets

(unaudited)

(in thousands)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$3,944	$4,043
Marketable securities	35,257	42,193
Accounts receivable	12	34
Prepaid expenses and other current assets	1,557	1,330
Total current assets	40,770	47,600
Property and equipment, net	1,149	1,239
Long-term marketable securities	56,579	21,973
Intangible assets, net	910	1,026
Other assets	2,525	737
Total assets	$101,933	$72,575
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$862	$1,969
Accrued and other current liabilities	3,009	2,384
Finance lease obligation, current portion	2	194
Deferred revenue	20,315	20,223
Total current liabilities	24,188	24,770
Finance lease obligation, net of current portion	—	2
Operating lease obligation, net of current portion	2,337	—
Total liabilities	26,525	24,772
Commitments and contingencies
Stockholders’ equity:
Common stock, Class A and Class B	4	3
Additional paid-in capital	386,864	327,534
Accumulated other comprehensive income	262	60
Accumulated deficit	(311,722)	(279,794)
Total stockholders' equity	75,408	47,803
Total liabilities and stockholders' equity	$101,933	$72,575